Exhibit 99.1

For Immediate Release

Contact:	Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces

Completion of $16.6 Million Private Placement of Subordinated Notes

Midland Park, NJ – August 28, 2015 – Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, today announced the completion of a private placement of $16.6 million in aggregate principal amount of fixed rate subordinated notes to certain qualified institutional buyers and institutional accredited investors. The subordinated notes have a maturity date of August 28, 2025 and bear interest at the rate of 6.75% per annum, payable semiannually, over their term. The notes include a right of prepayment, without penalty, on or after August 28, 2020 and, in certain limited circumstances, before that date. The indebtedness evidenced by the subordinated notes, including principal and interest, is unsecured and subordinate and junior in right of the Company’s payment to general and secured creditors and depositors of the Bank. The subordinated notes have been structured to qualify as Tier 2 capital for regulatory purposes.

The Company plans to use the proceeds from the placement of the subordinated notes to redeem the $15.0 million of Series B preferred stock issued to the United States Treasury in connection with its participation in the Small Business Lending Fund and for general corporate purposes.

In discussing the private placement, President and Chief Executive Officer Paul Van Ostenbridge stated: "We are pleased to announce the successful completion of our subordinated debt placement. The repayment of the SBLF preferred stock prior to the upcoming increase in the dividend rate to 9% and the replacement of such with new qualifying capital that is a lower rate, tax-deductible instrument, made the overall transaction very attractive."

Sandler O’Neill + Partners, L.P. acted as placement agent for the private placement of the subordinated notes. McCarter & English, LLP served as issuer’s counsel, and Holland & Knight, LLP served as placement agent’s counsel.

About Stewardship Financial Corporation

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.2 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments

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